Exhibit 99.1

Wm. Wrigley Jr. Company Announces Strong Second Quarter
and First Half 2005 Financial Results

CHICAGO – July 26, 2005 – The Wm. Wrigley Jr. Company (NYSE:WWY) announced today solid volume, sales and earnings increases for the second quarter and first half of 2005.  Earnings per share were up 16% in the quarter and 17% in the six months on overall sales gains of 9% and 12%, respectively. Sales increases were driven by worldwide shipment growth of 5% in the quarter and 10% in the first half.

“We’re very pleased with the performance of the business year to date,” said Ron Waters, Chief Operating Officer. “Our core gum business continues to perform very well and was the primary driver behind our record-breaking sales in the second quarter. We are also seeing the benefit of layering new brands and confectionery items onto our global infrastructure, including organically developed confectionery items which are rolling out into new geographies, and those products which we’ve added to our portfolio through acquisition.”

Sales and Gross Margins

Global sales for the second quarter were a record $1.04 billion, an increase of $82 million or 9% from a year ago.  Sales were primarily driven by a 5% shipment increase as well as the benefit of currency. Translation of foreign currencies to a weaker U.S. dollar contributed 3% to the second quarter sales increase.

Sales in North America grew 4%, due primarily to higher shipments including strong performance of Orbit®, Orbit White and Extra® brands in the U.S., and Extra and Excel® brands in Canada. In Wrigley’s EMEAI region (principally Europe), sales were up 9%.  In addition to volume increases, particularly in Eastern and Central European countries, the benefit of currency helped sales results in the region. In Asia, sales were up 27% on very strong volume growth across most of Asia and in particular China, where the Extra, Doublemint®, and Ta Ta® brands had continued strong performance.

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Wm. Wrigley Jr. Company

Year to date for 2005, consolidated net sales were $1.99 billion, up $221 million or 12% from 2004. Increases were driven primarily by 10% growth in worldwide shipments, while translation of foreign currencies to a weaker U.S. dollar contributed 3% of the sales gain. Sales in North America were up 5%, EMEAI sales grew by 12% and Asia was up 33%. The Joyco acquisition, which closed on the first of April, 2004, contributed approximately 3% to overall volume growth in the six months.

Consolidated gross margins were 57.1% in the quarter and 56.9% in the first half, an increase of 90 basis points and 60 basis points, respectively.  The increase in gross profit margins is due primarily to favorable product mix as well as improved costs year to date.

Operating Profits and Net Earnings

Consolidated operating profits in the quarter grew by 16%.  The increase reflects contribution from around the globe including the positive impact of currency, moderated, in part, by continued investment in the selling and marketing organizations, as well as innovation in products and technology.  Net earnings increased $23 million or 17% to $162 million.  Net earnings per share were $0.72, up $0.10 per share or 16% from the same period a year ago.  Translation of foreign currencies to a weaker U.S. dollar contributed 3 cents of the earnings per share gain.

In the six months, consolidated operating profits were up 17%, due to strong business performance and contributions from currency, partially offset by continued investment in the business.  Year-to-date, net earnings were up $43 million or 17% to $293 million.  Net earnings per share were $1.30, an increase of $0.19 per share or 17%. Translation of foreign currencies to a weaker U.S. dollar contributed 5 cents of the earnings per share gain.

“The first half of the year was marked with significant milestones, including crossing the $1 billion dollar threshold in sales in the second quarter,” said Waters. “In the second half, we will be supporting the summer launch of several new items. We will also begin integrating the Altoids®, Life Savers®, Creme Savers® and Sugus® brands we acquired at the end of June, 2005 and putting selling infrastructure and brand support behind them. Our supply chain realignment is moving forward, and as previously announced, we expect somewhat less than half of the estimated $60 million in after-tax restructuring charges to impact the latter half of 2005. While the combination of these activities will impact earnings in the near term, we believe they are helping to position the Company for continued growth in the future.”

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Wm. Wrigley Jr. Company

The Wrigley Company is a recognized leader in the confectionery field and the world’s largest manufacturer and marketer of chewing gum, with global sales of more than $4.0 billion.  The Company markets its world-famous brands in more than 180 countries.  Three of these brands – Wrigley’s Spearmint®, Juicy Fruit®, and Altoids® – have heritages stretching back more than a century.  Other brands include Doublemint®, Life Savers®, Big Red®, Boomer®, Pim Pom®, Winterfresh®, Extra®, Freedent®, Hubba Bubba®, Orbit®, Excel®, Creme Savers®, Eclipse®, Airwaves®, Alpine®, Solano®, Sugus®, Cool Air®, and P.K. ®.

FROM:	WM. WRIGLEY JR. COMPANY
	Christopher Perille, Senior Director – Corporate Communications	Phone: (312) 645-4077
	Kelly McGrail, Director – Corporate Communications	Phone: (312) 645-4754

We may from time-to-time, in this document or documents incorporated by reference into this document, discuss our expectations regarding future events.  Statements and financial disclosure contained herein and in the documents incorporated by reference herein that are not historical facts are forward-looking statements with the meaning of the Private Securities Litigation Reform Act of 1995.  These statements or disclosures may discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial conditions, or state other information relating to us, based on current beliefs of management as well as assumptions made by, and information currently available to, us.  Forward-looking statements generally will be accompanied by words such as “anticipate”, “believe”, “could”, “estimate”, “forecast”, “intend”, “may”, “possible”, “potential”, “predict”, “project” or other similar words, phrases or expressions.  Although we believe these forward-looking statements are reasonable, they are based upon a number of assumptions concerning future conditions, any or all of which may ultimately prove to be inaccurate.  Forward-looking statements involve a number of risks and uncertainties that could cause actual results to vary.  Some of the important factors that could cause actual results to differ materially form the forward-looking statements are set forth in Exhibit 99(i) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, such list not being all inclusive, and are incorporated herein by reference.

Wm. Wrigley Jr. Company

STATEMENT OF CONSOLIDATED EARNINGS OF
WM. WRIGLEY JR. COMPANY

	Three Months Ended June 30,		Six Months Ended June 30,

	2005	2004	2005	2004

Net sales	$1,040,184,000	$957,906,000	$1,990,574,000	$1,770,057,000
Cost of sales	445,813,000	419,116,000	858,570,000	774,221,000

Gross profit	594,371,000	538,790,000	1,132,004,000	995,836,000

Selling, general and administrative expense	358,049,000	334,620,000	703,475,000	629,997,000

Operating income	236,322,000	204,170,000	428,529,000	365,839,000

Investment income	3,981,000	2,265,000	7,847,000	4,760,000
Other expense	(2,126,000)	(1,721,000)	(4,820,000)	(2,675,000)

Earnings before income taxes	238,177,000	204,714,000	431,556,000	367,924,000

Income taxes	75,733,000	65,509,000	138,098,000	117,736,000

Net earnings	$162,444,000	$139,205,000	$293,458,000	$250,188,000

Net earnings per average share of common stock (basic and diluted)[a]	$0.72	$0.62	$1.30	$1.11

Average number of shares outstanding for the period	225,130,275	224,690,080	225,007,711	224,742,246

[a] Per share calculations based on the average number of shares outstanding for the period.

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